Exhibit 99.1
TerraForm Power Announces Increase in Revolving Credit Facility Commitments to $650 million

BETHESDA, Md., May 4, 2015 - TerraForm Power, Inc. (Nasdaq: TERP), a global owner and operator of clean energy power plants, today announced it has increased total commitments to the 5-year revolving credit facility (the “Revolver”) of its wholly-owned subsidiary TerraForm Power Operating, LLC by $100 million to $650 million in the aggregate.

The $100 million in incremental commitments was provided by JPMorgan Chase Bank, N.A. and Santander Bank, N.A. The Revolver was previously upsized to $550 million and extended to January 2020 in January 2015. The Company’s bank group now consists of ten leading financial institutions.

“We are pleased to welcome JP Morgan and Santander to our bank group, and to have further increased our revolving credit facility,” said Alex Hernandez, Executive Vice President and Chief Financial Officer of TerraForm Power. “This will further enhance TerraForm’s already strong liquidity position and give us additional financial flexibility to execute on our growth plans in the years ahead.”

About TerraForm

TerraForm is a renewable energy leader that is changing how energy is generated, distributed and owned. TerraForm creates value for its investors by owning and operating clean energy power plants. For more information about TerraForm, please visit: http://www.terraform.com.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including with respect to the expected CAFD contribution from the acquisitions and the expected increase in annualized CAFD, and typically can be identified by the use of words such as "expect," "estimate," "anticipate," "forecast," "intend," "project," "target," "plan," "believe" and similar terms and expressions. Forward-looking statements are based on current expectations and assumptions. Although TerraForm Power believes that their expectations and assumptions are reasonable, they can give no assurance that these expectations and assumptions will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those set forth in the forward-looking statements include, among others: the failure of counterparties to fulfill their obligations under offtake agreements; price fluctuations, termination provisions and buyout provisions in offtake agreements; and the other risks and uncertainties included in TerraForm Power’s filings with the Securities and Exchange Commission at www.sec.gov. TerraForm Power undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact information

Media:
Bruce Dunbar
Finsbury for TerraForm Power
bruce.dunbar@finsbury.com
+1 (646) 805-2070

Investors/Analysts:
Brett Prior
TerraForm Power
bprior@terraform.com
+1 (650) 889-8628